EXHIBIT 24




                         AUTOMATIC DATA PROCESSING, INC.


                          Authorization and Designation
                                to Sign and File
                           Section 16 Reporting Forms


   The undersigned, BRIAN L. MICHAUD, a corporate vice president of Automatic Data Processing, Inc., a Delaware corporation (the "Company"), does hereby authorize and designate MICHAEL A. BONARTI to sign and file on my behalf any and all Forms 3, 4 and 5 relating to equity securities of the Company pursuant to the requirements of Section 16 of the Securities Exchange
Act of 1934 ("Section 16"). This authorization, unless earlier revoked by the undersigned in writing, shall be valid until the undersigned's reporting obligations under Section 16 with respect to equity securities of the Company shall cease.

   IN WITNESS WHEREOF, the undersigned has executed this Authorization and Designation this 5th day of June, 2018.


                                       /s/ Brian L. Michaud
                                    --------------------------
                                     BRIAN L. MICHAUD